SCHEDULE A
to the
PACER FUNDS TRUST
DISTRIBUTION PLAN
(12b-1 Plan)

As Amended June 16, 2017

Series of Pacer Funds Trust	Rule 12b-1 Fee
Pacer Trendpilot™ 750 ETF	0.25%
Pacer Trendpilot™ 450 ETF	0.25%
Pacer Trendpilot™ 100 ETF	0.25%
Pacer Trendpilot™ European Index ETF	0.25%
Pacer Autopilot Hedged European Index ETF	0.25%
Pacer US Export Leaders ETF	0.25%
Pacer International Export Leaders ETF	0.25%
Pacer Global Cash Cows Dividend ETF	0.25%
Pacer US Cash Cows 100 ETF	0.25%
Pacer Developed Markets International Cash Cows 100 ETF	0.25%
Pacer US Small Cap Cash Cows 100 ETF	0.25%